EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation of our report by reference on Form S-8 to the Registration Statement of Univision Communications Inc. filed on or about October 8, 2004, as it relates to the 2001 consolidated financial statements of Entravision Communications Corporation, dated February 7, 2003 appearing in the Annual Report on Form 10-K of Univision Communications Inc. for the year ended December 31, 2002, as amended by Form 10-K/A filed on March 27, 2003. Such financial statements have been subsequently reclassified to reflect discontinued operations occurring in 2003.

/s/ MCGLADREY & PULLEN, LLP

Pasadena, California
October 8, 2004